Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

Sally Beauty Holdings, Inc. Announces Third Quarter Results

➢	Transformation Plan and Supply Chain Modernization on Track
➢	GAAP Diluted EPS of $0.59; Adjusted Diluted EPS of $0.60
➢	Consolidated Same Store Sales Increased 0.1%
➢	Beauty Systems Group Same Store Sales Increased 1.4%
➢	Global Sally Beauty Same Store Sales Decreased (0.6%)
➢	E-Commerce Sales Increased by 25.9% versus Prior Year
➢	Strong Cash Flow from Operations Used to Reduce Indebtedness by $105 Million
➢	Company Maintains Fiscal Year 2019 Financial Guidance

DENTON, Texas, July 31, 2019 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for its third quarter ended June 30, 2019. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results.

Fiscal 2019 Third Quarter Overview

Consolidated same store sales increased 0.1% in the quarter. Consolidated net sales were $975.2 million in the third quarter, a decrease of 2.1% compared to the prior year, largely driven by 81 fewer stores as compared to the prior year. Foreign currency translation had an unfavorable impact of approximately 80 basis points on reported sales.

GAAP diluted earnings per share in the third quarter were $0.59 compared to $0.48 in the prior year, an increase of 22.9%, driven primarily by reduced selling, general and administrative expenses and lower restructuring charges as compared to the prior year. Adjusted diluted earnings per share, excluding charges related to the Company’s transformation efforts in both years and expenses associated with previously disclosed data security incidents in the prior year, were $0.60 in the third quarter, or flat compared to the prior year.

“We continued to deliver against our transformation plan and objectives in the third quarter,” said Chris Brickman, president and chief executive officer. “We launched innovative and exclusive brands at both Sally and Beauty Systems Group, advanced our digital agenda by completing the launch of Sally Beauty’s new integrated app and introducing sales transaction capabilities on our refreshed BSG app. Our supply chain modernization efforts are accelerating, as we streamlined our distribution node footprint and moved ahead on a new multi-business distribution center that will enable us to further optimize our operations and serve both digital clients and our stores. Additionally, we reduced our debt levels by over $100 million.”

“Looking ahead, we remain focused on taking meaningful actions to position the Company for sustainable growth and value creation, including building on our market leadership and expertise in hair color and care, improving our retail fundamentals, advancing our digital commerce capabilities and continuing to reduce our cost base. While we have work to do, we are confident in both our strategic position and direction,” Brickman concluded.

Update on Transformation Plan

Based on our four key objectives, during the third quarter and so far this quarter, we have:

Playing to Win with Our Customers

•

Enhanced our innovation pipeline with the launch of additional exclusive brands within Beauty Systems Group such as Elegance and No Nothing, and the launch of exciting and exclusive brands like My Black is Beautiful and Iroiro within Sally Beauty Supply;

•	Increased the color palette for Ion box color/pro color kits to 30 shades in the U.S. and Canada;

Improving Our Retail Fundamentals

•	Reached Sally Beauty Rewards Membership of more than 15.3 million active members;
•

Completed the testing of our new concept stores in Las Vegas and planned for further expansion for both Sally Beauty Supply and CosmoProf, featuring enhanced technology and improved focus on the customer experience;

•	Rolled out the new Oracle-based point-of-sale systems to over 600 stores;
•	Tested the fifth module (perpetual inventory) of the JDA merchandising and supply chain platform, which now includes SKU setup, space planning, EDI, demand planning and perpetual inventory;
•	Executed the lease for our new multi-business 500,000 square foot distribution center in North Texas, with operations to begin during the second quarter of fiscal year 2020;

Advancing Our Digital Commerce Capabilities

•	Launched the Sally Beauty integrated mobile app nationwide, which was downloaded by a younger mix of customers more than 255,000 times in the first few months of availability;
•

Launched the first phase of our new order management system which will, when fully implemented, enable ‘buy online, pick up in store’ and ‘ship from store’ digital capabilities to better leverage our inventory positions;

Continue to Drive Costs out of the Business

•	Launched a digital work force management solution in stores to optimize and track store labor; and
•

Closed and contracted the sale of our Beauty Systems Group distribution node in Marinette, Wisconsin, while consolidating operations elsewhere. This represents the fourth distribution building closure in six months across the network.

As we close out the fourth quarter of fiscal year 2019, we will continue our transformation efforts by:

•	Preparing for the launch of the new Sally Beauty brand campaign nationwide;
•	Continuing to build momentum and awareness of successful launches of key brands like Pravana, Maria Nila, My Black is Beautiful and Arctic Fox while adding new, innovative brands to the pipeline;
•	Launching our concept stores for Sally Beauty in a second territory, Charlotte, North Carolina, with all new stores and nationwide relocations designed consistent with learnings from Las Vegas;
•	Launching the sixth module of the JDA merchandising and supply chain platform, store fulfillment, on a test basis within Beauty Systems Group;
•	Continuing our Supply Chain Modernization efforts;

•

Accelerating the national rollout of the new Oracle-based point-of-sale systems at both Sally Beauty Supply and Beauty Systems Group, which is on-track to exceed 1,400 stores by the end of the fiscal year; and

•	Refreshing Beauty Systems Group’s e-commerce site, including enhanced search and navigation features and a stronger focus on key monthly priorities and promotions.

Fiscal 2019 Third Quarter Financial Detail

Consolidated gross margin for the third quarter was 49.5%, flat compared to the prior year, with increases in the North American business of Sally Beauty Supply offset by continuing margin challenges in Europe and within Beauty Systems Group. Selling, general and administrative expenses, after adjusting for restructuring charges in both years and other previously disclosed adjustments in the prior year, decreased by $10.5 million, and were 36.9% as a percentage of sales, as compared to 37.2% as a percentage of sales in the prior year.

GAAP operating earnings and operating margin in the third quarter were $120.1 million and 12.3%, respectively, compared to $102.2 million and 10.3%, respectively, in the prior year. Adjusted operating earnings and operating margin were $122.0 million and 12.5%, respectively, compared to $122.7 million and 12.3%, respectively, in the prior year.

GAAP net earnings in the third quarter were $71.2 million, an increase of $12.9 million, or 22.2%, from the prior year. Adjusted EBITDA in the third quarter was $151.0 million, a decrease of $1.5 million, or 1.0%, from the prior year, and adjusted EBITDA margin was 15.5%, an increase of approximately 20 basis points from the prior year.

During the third quarter, cash flow from operations was $93.7 million. Capital expenditures totaled $20.4 million, primarily for information technology projects related to the new Sally Beauty e-commerce platform, the new Oracle-based point-of-sale system, the JDA merchandising and supply chain platform and store remodels and maintenance. Operating free cash flow was $73.4 million and was used to help reduce the Company’s debt levels by an additional $105 million. At the end of the third quarter, the Company’s leverage ratio was 2.69x, as a result of actions to reduce our year-to-date debt levels by $168 million.

Fiscal 2019 Third Quarter Segment Results

Sally Beauty Supply

•	Global segment same store sales decreased by 0.6% for the quarter; same store sales in the U.S. and Canada were down 0.2%.
•

Net sales were $575.0 million in the quarter, a decrease of 2.8% compared to the prior year, driven primarily by 70 fewer stores, an unfavorable foreign exchange impact of approximately 120 basis points and continued challenges in Europe.

•	The Sally Beauty businesses in the U.S. and Canada represented 78% of the segment sales for the quarter.
•	At the end of the quarter, net store count was 3,705, a decrease of 70 from the prior year.
•	Gross margin increased 40 basis points to 55.8% in the quarter; U.S. and Canada delivered significant gross margin improvements of 80 basis points.
•	GAAP operating earnings were $95.8 million in the quarter, an increase of 0.9% versus the prior year. GAAP operating margin was 16.7% as compared to 16.0% in the prior year.

Beauty Systems Group

•	Same store sales increased by 1.4%.
•

Net sales were $400.1 million in the quarter, a decrease of 1.1% compared to the prior year, driven primarily by declines in the full service business. Foreign currency translation had an unfavorable impact in the quarter of approximately 30 basis points.

•	At the end of the quarter, net store count was 1,384, a decrease of 11 from the prior year.
•

Gross margin decreased 60 basis points to 40.3% in the quarter. While improvements were made from last quarter, the gross margin decrease was driven primarily by continued challenges attributable to the ongoing merchandising transformation.

•	GAAP operating earnings were $61.6 million in the quarter, a decrease of 0.8% versus the prior year. GAAP operating margin in the quarter was 15.4% as compared to 15.3% in the prior year.
•	At the end of the quarter, there were 791 distributor sales consultants, compared to 837 in the prior year.

Fiscal Year 2019 Guidance

The Company remains on track with its transformation plan for the remainder of the fiscal year and is maintaining its full-year financial guidance.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing (800) 230-1074 (International: (612) 234-9960).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q3 Earnings Presentation. A replay of the earnings conference call will be available starting at 9:30 a.m. Central Time, July 31, 2019, through August 7, 2019, by dialing (800) 475-6701 or if international, dial (320) 365-3844 and reference the conference ID number 469312. Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,089 stores, including 179 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2018, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA Margin; (2) Adjusted Operating Earnings and Operating Margin; (3) Adjusted Diluted Net Earnings Per Share; and (4) Operating Free Cash Flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans and costs related to the previously disclosed data security incidents for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans and costs related to the previously disclosed data security incidents for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.  Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected costs related to the previously disclosed data security incidents for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and
Operating Free Cash Flow	4
Store Count and Same Store Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2019	2018	Percentage Change	2019	2018	Percentage Change

Net sales	$975,169	$996,283	-2.1%	$2,910,474	$2,966,568	-1.9%
Cost of products sold	492,947	502,913	-2.0%	1,479,222	1,500,247	-1.4%
Gross profit	482,222	493,370	-2.3%	1,431,252	1,466,321	-2.4%
Selling, general and administrative expenses	360,183	378,598	-4.9%	1,088,797	1,118,345	-2.6%
Restructuring	1,908	12,544	-84.8%	74	24,513	-99.7%
Operating earnings	120,131	102,228	17.5%	342,381	323,463	5.8%
Interest expense	25,781	24,501	5.2%	74,092	73,779	0.4%
Earnings before provision for income taxes	94,350	77,727	21.4%	268,289	249,684	7.5%
Provision for income taxes	23,186	19,501	18.9%	65,673	46,823	40.3%
Net earnings	$71,164	$58,226	22.2%	$202,616	$202,861	-0.1%
Earnings per share:
Basic	$0.59	$0.48	22.9%	$1.69	$1.63	3.7%
Diluted	$0.59	$0.48	22.9%	$1.68	$1.62	3.7%
Weighted average shares:
Basic	120,119	120,901		120,062	124,331
Diluted	120,977	121,673		120,928	125,111
			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales:
Consolidated gross margin	49.5%	49.5%	—	49.2%	49.4%	(20)
Selling, general and administrative expenses	36.9%	38.0%	(110)	37.4%	37.7%	(30)
Consolidated operating margin	12.3%	10.3%	200	11.8%	10.9%	90
Effective tax rate	24.6%	25.1%	(50)	24.5%	18.8%	570

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2019	September 30, 2018

Cash and cash equivalents	$57,855	$77,295
Trade and other accounts receivable	96,996	90,490
Inventory	967,744	944,338
Other current assets	37,853	42,960
Total current assets	1,160,448	1,155,083
Property and equipment, net	292,371	308,357
Goodwill and other intangible assets	599,405	608,623
Other assets	20,047	25,351
Total assets	$2,072,271	$2,097,414
Current maturities of long-term debt	$21,002	$5,501
Accounts payable	272,629	303,241
Accrued liabilities	146,209	180,287
Income taxes payable	1,214	2,144
Total current liabilities	441,054	491,173
Long-term debt, including capital leases	1,589,663	1,768,808
Other liabilities	25,709	30,022
Deferred income tax liabilities	86,310	75,967
Total liabilities	2,142,736	2,365,970
Total stockholders' deficit	(70,465)	(268,556)
Total liabilities and stockholders' deficit	$2,072,271	$2,097,414

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2019	2018	Percentage Change	2019	2018	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$575,025	$591,583	-2.8%	$1,721,238	$1,757,272	-2.1%
Beauty Systems Group ("BSG")	400,144	404,700	-1.1%	1,189,236	1,209,296	-1.7%
Total net sales	$975,169	$996,283	-2.1%	$2,910,474	$2,966,568	-1.9%
Operating earnings:
SBS	$95,763	$94,912	0.9%	$272,470	$271,834	0.2%
BSG	61,552	62,039	-0.8%	180,401	186,553	-3.3%
Segment operating earnings	157,315	156,951	0.2%	452,871	458,387	-1.2%
Unallocated expenses (1)	(35,276)	(42,179)	-16.4%	(110,416)	(110,411)	0.0%
Restructuring	(1,908)	(12,544)	-84.8%	(74)	(24,513)	-99.7%
Interest expense	(25,781)	(24,501)	5.2%	(74,092)	(73,779)	0.4%
Earnings before provision for income taxes	$94,350	$77,727	21.4%	$268,289	$249,684	7.5%

Segment gross margin:	2019	2018	Basis Point Change	2019	2018	Basis Point Change
SBS	55.8%	55.4%	40	55.4%	55.2%	20
BSG	40.3%	40.9%	(60)	40.2%	41.0%	(80)
Segment operating margin:
SBS	16.7%	16.0%	70	15.8%	15.5%	30
BSG	15.4%	15.3%	10	15.2%	15.4%	(20)
Consolidated operating margin	12.3%	10.3%	200	11.8%	10.9%	90

(1)	Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2019
	As Reported (GAAP)	Restructuring (1)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$360,183	$—	$360,183
SG&A expenses, as a percentage of sales	36.9%		36.9%
Operating earnings	120,131	1,908	122,039
Operating margin	12.3%		12.5%
Earnings before provision for income taxes	94,350	1,908	96,258
Provision for income taxes (3)	23,186	469	23,655
Net earnings	$71,164	$1,439	$72,603
Earnings per share:
Basic	$0.59	$0.01	$0.60
Diluted	$0.59	$0.01	$0.60

	Three Months Ended June 30, 2018
	As Reported (GAAP)	Restructuring (1)	Charges from Data Security Incidents (2)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$378,598	$—	$(7,935)	$370,663
SG&A expenses, as a percentage of sales	38.0%			37.2%
Operating earnings	102,228	12,544	7,935	122,707
Operating margin	10.3%			12.3%
Earnings before provision for income taxes	77,727	12,544	7,935	98,206
Provision for income taxes (3)	19,501	3,324	2,301	25,126
Net earnings	$58,226	$9,220	$5,634	$73,080
Earnings per share:
Basic	$0.48	$0.08	$0.05	$0.60
Diluted	$0.48	$0.08	$0.05	$0.60

(1)

For the three months ended June 30, 2019, restructuring represents costs and expenses incurred in connection with the supply chain modernization plan. For the three months ended June 30, 2018, restructuring represents costs and expenses incurred in connection with the 2018 Restructuring Plan.

(2)

Charges from data security incidents are included in selling, general and administrative expenses and represent expenses (including assessments by credit card networks, remediation costs, and other costs and expenses) incurred in connection with the prior data security incidents.

(3)

The income tax provision associated with restructuring for the three months ended June 30, 2019 and 2018, was calculated using a 24.6% and 26.5% tax rate, respectively. The income tax provision associated with other charges for the three months ended June 30, 2018 was calculated using a 29.0% tax rate.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended June 30, 2019
	As Reported (GAAP)	Restructuring (1)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$1,088,797	$—	$1,088,797
SG&A expenses, as a percentage of sales	37.4%		37.4%
Operating earnings	342,381	74	342,455
Operating margin	11.8%		11.8%
Earnings before provision for income taxes	268,289	74	268,363
Provision for income taxes (5)	65,673	(297)	65,376
Net earnings	$202,616	$371	$202,987
Earnings per share:
Basic	$1.69	$0.00	$1.69
Diluted	$1.68	$0.00	$1.68

	Nine Months Ended June 30, 2018
	As Reported (GAAP)	Restructuring (1)	Charges from Data Security Incidents (2)	Loss on Extinguishment of Debt (3)	U.S. Tax Reform (4)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$1,118,345	$—	$(7,935)	$—	$—	$1,110,410
SG&A expenses, as a percentage of sales	37.7%					37.4%
Operating earnings	323,463	24,513	7,935	—	—	355,911
Operating margin	10.9%					12.0%
Earnings before provision for income taxes	249,684	24,513	7,935	876	—	283,008
Provision for income taxes (5)	46,823	5,687	2,301	254	$22,202	77,267
Net earnings	$202,861	$18,826	$5,634	$622	$(22,202)	$205,741
Earnings per share:
Basic	$1.63	$0.15	$0.05	$0.01	$(0.18)	$1.65
Diluted	$1.62	$0.15	$0.05	$0.00	$(0.18)	$1.64

(1)

For the nine months ended June 30, 2019, restructuring represents costs and expenses incurred in connection with the supply chain modernization plan, including a $6.6 million gain from the sale of our secondary headquarters and fulfillment center, and costs and expenses incurred in connection with the 2018 Restructuring Plan. For the nine months ended June 30, 2018, restructuring represents costs and expenses incurred in connection with the 2018 Restructuring Plan.

(2)

Charges from data security incidents are included in selling, general and administrative expenses and represent expenses (including assessments by credit card networks, remediation costs, and other costs and expenses) incurred in connection with the prior data security incidents.

(3)

For the nine months ended June 30, 2018, interest expense reflects a loss on extinguishment of debt in connection with a repricing of the variable-rate tranche of our term loan B, resulting in a lower effective interest rate.

(4)

U.S. tax reform represents the revaluation of deferred income taxes and a deemed repatriation tax on previously undistributed foreign earnings resulting from changes to U.S. federal tax law in December 2017.

(5)

The income tax provision for the nine months ended June 30, 2019, includes a provision in connection with the $6.6 million gain, as described above, however, the realization of tax benefits for a certain portion of the other costs associated with restructuring are currently not deemed probable. The income tax provision for the nine months ended June 30, 2018, was calculated using a 23.2% tax rate for restructuring costs and 29.0% tax rate for other charges.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
Adjusted EBITDA:	2019	2018	Percentage Change	2019	2018	Percentage Change

Net earnings	$71,164	$58,226	22.2%	$202,616	$202,861	-0.1%
Add:
Depreciation and amortization	27,150	27,419	-1.0%	80,425	81,428	-1.2%
Interest expense	25,781	24,501	5.2%	74,092	73,779	0.4%
Provision for income taxes	23,186	19,501	18.9%	65,673	46,823	40.3%
EBITDA (non-GAAP)	147,281	129,647	13.6%	422,806	404,891	4.4%
Share-based compensation	1,858	2,387	-22.2%	7,728	8,237	-6.2%
Restructuring	1,908	12,544	-84.8%	74	24,513	-99.7%
Charges from Data Security Incidents	-	7,935	-100.0%	—	7,935	-100.0%
Adjusted EBITDA (non-GAAP)	$151,047	$152,513	-1.0%	$430,608	$445,576	-3.4%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	15.5%	15.3%	20	14.8%	15.0%	(20)

Operating Free Cash Flow:	2019	2018	Percentage Change	2019	2018	Percentage Change
Net cash provided by operating activities	$93,713	$102,480	-8.6%	$203,823	$281,930	-27.7%
Less:
Payments for capital expenditures, net (1)	(20,354)	(23,492)	-13.4%	(54,742)	(62,171)	-11.9%
Operating free cash flow (non-GAAP)	$73,359	$78,988	-7.1%	$149,081	$219,759	-32.2%

(1)

For the nine months ended June 30, 2019, payments for capital expenditures, net includes cash proceeds of $12.0 million from the sale of our secondary headquarters and fulfillment center in connection with the supply chain modernization plan.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of June 30,
	2019	2018	Change

Number of stores:
SBS:
Company-operated stores	3,689	3,758	(69)
Franchise stores	16	17	(1)
Total SBS	3,705	3,775	(70)
BSG:
Company-operated stores	1,221	1,228	(7)
Franchise stores	163	167	(4)
Total BSG	1,384	1,395	(11)
Total consolidated	5,089	5,170	(81)

Number of BSG distributor sales consultants	791	837	(46)

BSG distributor sales consultants (DSC) include 247 and 265 sales consultants employed by our franchisees at June 30, 2019 and 2018, respectively.

	Three Months Ended June 30,			Nine Months Ended June 30,
	2019	2018	Basis Point Change	2019	2018	Basis Point Change
Same store sales growth (decline):
SBS	-0.6%	-1.6%	100	-0.1%	-1.9%	180
BSG	1.4%	-2.9%	430	0.0%	-1.8%	180
Consolidated	0.1%	-2.0%	210	-0.1%	-1.9%	180

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include e-commerce sales, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.